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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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HUBSPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HubSpot, Inc.
Supplement to Proxy Statement dated April 24, 2025
For the Annual Meeting of Stockholders
To be Held on June 4, 2025

Explanatory Note

This proxy supplement, dated May 8, 2025 (this “Supplement”), supplements the definitive proxy statement of HubSpot, Inc. (the “Company”) dated April 24, 2025 (the “Proxy Statement”), for the Company’s 2025 Annual Meeting of Stockholders to be held on June 4, 2025, at 9:00 am Eastern Time (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Recent Board Leadership Changes

On May 6, 2025, Brian Halligan resigned as Executive Chairperson of the Company’s Board of Directors (the “Board”), effective as of May 8, 2025, in connection with his transition from the Executive Chairperson role to a non-executive, Class I director of the Board. Lorrie Norrington has transitioned from her role as the Company’s longstanding Lead Independent Director to the Chairperson of the Board (“Chairperson”).

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board has the authority to fill the Chairperson and Chief Executive Officer (“CEO”) positions based on the Board’s view of what is in the best interests of the company. The CEO and Chairperson may, but need not be, the same person. Additionally, if the Chairperson is not an independent director, then the non-management directors shall annually elect one independent director to serve as the Lead Independent Director. The Board annually reviews its leadership structure to assess what best serves the interests of HubSpot and our stockholders at the time.

The Board has determined that the separation of the roles of Chairperson and CEO is appropriate. The Chairperson is primarily responsible for overseeing the operations and affairs of the Board and acting as a liaison between management and the Board. We believe that separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairperson to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. Our Board recognizes the time, effort, and energy that Ms. Rangan is required to devote to her position in the current business environment, as well as the commitment required from Ms. Norrington to serve as our Chairperson, particularly as the Board’s oversight responsibilities continue to grow.

In light of the appointment of Ms. Norrington, who qualifies as independent under the rules of the New York Stock Exchange, as Chairperson, the Board eliminated the position of Lead Independent Director.

From and after the date of this Supplement, any reference to the Proxy Statement will be to the Proxy Statement as supplemented hereby. If you have already returned your proxy card or voting instruction form or otherwise provided voting instructions, you do not need to take any action unless you wish to change your vote.